EXHIBIT 10.43
                                                                   -------------

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of December 8, 1999 (the "Agreement"), is made by and between Casella Waste Systems, Inc., a Delaware corporation (the "Company"), and John W. Casella, a resident of Rutland, Vermont (the "Employee").

WHEREAS, the Company is in the business of solid waste services and related businesses; and

WHEREAS, the Company and the Employee are mutually desirous that the Company employ the Employee, and the Employee accept employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the Company and the Employee hereby agree as follows:

         1.    Duties.
               ------

         1.1 During the Agreement Term (as defined below), the Employee shall be President, Chief Executive Officer and Director (or such other and comparable titles and positions as shall be given the Employee by the Board of Directors (the "Board") of the Company) and shall faithfully perform for the Company the duties of said office. The Company shall use its best efforts to cause the Employee to be nominated and elected to the Board and the board of directors of any successors to the Company for the duration of the Agreement Term (as defined below). The Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. The Employee shall report directly to the Board of Directors of the Company. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use his best efforts to advance the best interests of the Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder; provided, however, that, subject to Section 6 below, nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for participating in his family business ventures or in other professional, educational, philanthropic, public interest, charitable, social or community activities.

         1.2 The duties to be performed by the Employee hereunder shall be performed primarily in Rutland, Vermont, subject to reasonable travel requirements on behalf of the Company. The Company shall not relocate the Employee outside of Rutland, Vermont, without his prior written consent.

         1.3 It shall not be a violation of this Agreement including but not limited to Paragraph 1.1 of the Agreement for the Employee to:

               (a) serve on the Board of Directors or any committee thereof of private or public corporations not competitive with the business of Casella and to receive customary compensation for such services;

               (b) to provide consultation or management services to businesses which are not competitive with the business of Casella whether for compensation or otherwise;

provided, however, that such activities do not interfere with the Employee's duties with Casella and such duties do not require more than two hundred (200) hours of service per year in the actual performance of such duties, exclusive of travel and lodging time.

         2. Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for an initial term commencing as of the date hereof and ending on the third anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 (said initial three-year term, unless sooner terminated in accordance with the provisions of
Section 4, being hereinafter referred to as the "Initial Term"). The term of this Agreement shall be automatically extended for an additional year at the expiration of the Initial Term or any succeeding term, unless written notice of non-extension is provided by either party to the other party 180 days prior to the expiration of the Initial Term or the succeeding term, as the case may be (said Initial Term and any succeeding terms, being hereinafter referred to as the "Agreement Term").

         3.    Compensation.
               ------------

         3.1 Base Salary. During the Agreement Term and subject to the next sentence of this Section 3.1, the Employee shall be compensated at the annual rate of $262,000 ("Base Salary"), payable on a bi-weekly basis in accordance with the Company's standard payroll procedures. On each anniversary of the date hereof, the Base Salary will be increased by an amount which will not be less than the product (if positive) of (i) the Base Salary in effect immediately prior to such anniversary and (ii) the percentage (if positive) by which the Consumer Price Index (All Items less shelter) for Urban Wage Earners and Clerical Workers, for the Northeast Region, published by the United States Government for the month preceding such anniversary exceeds such index for the comparable month in the preceding year.

         3.2 Incentive Compensation. In addition to the Base Salary, the Employee shall be entitled to receive a bonus ("Bonus") consisting of (i) cash,
(ii) stock options of the Company or (iii) a combination of both cash and stock options in an amount to be determined prior to the conclusion of each fiscal year of the Company during the Agreement Term in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee").

         3.3 Expenses. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by him during the Agreement Term in the performance of his duties hereunder.

         3.4 Participation in Benefit Plans. The Employee shall be entitled to participate in any health benefit or other employee benefit plans available to the Company's senior executives as in effect from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs, on terms and conditions at least as favorable as provided to other senior executives, to the extent that he may be eligible to do so under the applicable provisions of any such plan. Following the termination of the

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Employee hereunder or the expiration of any Severance Benefits (as defined in
Section 4.4.1) and for the lifetime of the Employee, the Employee and his eligible dependents shall be entitled to continue participating (at the Employee's sole expense) in the Company's group medical, dental, disability and life insurance coverages (to the extent the Company's plans entitle the Employee and his dependents to be so covered), with the Employee's cost to be determined on a basis consistent with the method of determining employee payments under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA").

         3.5 Vacation. The Employee shall be entitled to five weeks of annual vacation and shall be subject to the Company's standard vacation policy applicable to someone of his position and seniority. Unused vacation shall not be carried over into any subsequent year during the Agreement Term. The Company shall have no obligation to pay the Employee for any unused vacation.

         3.6 Fringe Benefits and Perquisites. The Employee shall be entitled to all fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time and that are approved by the Compensation Committee. The Company shall, during the Agreement Term, continue to provide the Employee with the use of a motor vehicle on the terms applicable to the Employee on the date of this Agreement.

         4. Termination. The Employee's employment hereunder may be terminated only upon the expiration of the Agreement Term of this Agreement pursuant to Section 2 above or under the following circumstances:

         4.1 Death. The Employee's employment hereunder shall terminate automatically upon his death, in which event the Company shall pay to the Employee's written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate, (i) Severance and Acceleration Payment (as such terms are defined in Section 4.4.1 below) immediately upon death, (ii) Severance Benefits to the Employee's eligible dependents for a one-year period from the date of death and (iii) all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder prior to the date of death.

         4.2 Disability. The Company may terminate the Employee's employment hereunder if (i) as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for an aggregate of 180 consecutive or non-consecutive business days in any 12 consecutive-month period and (ii) within 10 days after written notice of termination hereunder is given by the Company, the Employee shall not have returned to the performance of his duties hereunder on a full-time basis. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Company based upon information supplied by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or his legal representative. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Employee shall continue to receive his full Base Salary hereunder until his employment is terminated pursuant to this Section 4.2, provided that amounts payable to the Employee shall be reduced by the sum of the amounts, if any, paid to the Employee during the Disability Period under any disability benefit plans of the

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Company. If the Employee is terminated pursuant to this Section 4.2 the Company shall pay to the Employee (or his legal representative) (i) Severance and Acceleration Payment (as such terms are defined in Section 4.4.1 below), (ii) Severance Benefits to the Employee for a one-year period from the date of termination due to disability and (iii) all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder prior to the date of termination due to disability.

         4.3   Termination by the Company.
               --------------------------

         4.3.1 The Company (i) shall have "cause" to terminate the Employee's employment hereunder upon the Employee (A) being convicted of a crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board), (B) being found by reasonable determination of the Company, made in good faith, to have engaged in (1) willful misconduct which has a material adverse effect on the Company, (2) willful or gross neglect which has a material adverse effect on the Company, (3) fraud, (4) misappropriation or (5) embezzlement in the performance of his duties hereunder or (C) having breached in any material respect the material terms and provisions of this Agreement and failed to cure such breach within 15 days following written notice from the Company specifying such breach and (ii) may terminate the Employee's employment on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i)(A) and (i)(B) above and on written notice given to the Employee at any time not less than 60 days following the occurrence of any of the events described in clause (i)(C) above. However, in no event shall the Employee's employment be considered to have been terminated for "cause" unless and until the Employee receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, the Employee is guilty of acts or omissions constituting "cause," which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Employee and any individual alleged to have participated in the acts constituting "cause." Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to the Employee setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for "cause" and the Employee is given an opportunity, together with counsel, to be heard before the Board. In the event the Employee's employment is terminated by the Company for "cause", the Employee shall be entitled to continue to receive Base Salary accrued but unpaid and expenses incurred but not repaid to the Employee, in each case only until the effective date of such termination.

         4.3.2 In the event the Employee's employment is terminated by the Company other than for "cause", the Employee shall be entitled to (i) Severance and Acceleration Payment immediately upon termination and (ii) Severance Benefits for each year during the Severance Benefits Term (as such capitalized terms are defined in Section 4.4 below).

         4.4   Termination by Employee.
               -----------------------

         4.4.1 Definitions. For purposes of this Section 4.4, the following terms shall have the respective meanings set forth below:

               (a) "Affiliate" means, with respect to the Company, any entity directly or indirectly controlled, controlling or under common control with the Company.

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               (b) "Acceleration Payment" means an amount in cash equal to the value of (i) any Base Salary accrued but unpaid prior to the date of termination, (ii) Bonus accrued but unpaid prior to the date of termination and (iii) any vacation accrued but unused prior to the date of termination.

               (c) "Change of Control" means: (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of 40% or more of the issued and outstanding stock of the Company in a single transaction or series of transactions, (ii) the Company is a party to a merger, consolidation or similar transaction and following such transaction 40% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Company or an Affiliate of the Company, (iii) the Company sells or transfers all or substantially all of its assets to any other persons or persons other than an Affiliate of the Company,
         (iv) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company or (v) during any two-year period, individuals who comprise a majority of the Board at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period (such Board composition being referred to as a "Continuing Majority").

               (d) "Good Reason" means: the occurrence of (A) a Change of Control, accompanied by, or followed within the twelve-month period after a Change in Control by: (B) (i) the assignment to the Employee of any duties inconsistent with his status as President, Chief Executive Officer and Director or which require travel significantly more time-consuming than that required at commencement of this Agreement or,
         (ii) a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons, or (iii) a material diminution in the Employee's compensation.

               (e) "Qualified Good Reason" means the occurrence of one of the events under clause (B)(i), (ii) or (iii) of the definition of Good Reason.

               (f) "Severance" means three times the sum of (i) the highest Base Salary that was paid to the Employee at any time prior to termination by the Employee for Good Reason or prior to when the Employee's employment is terminated by the Company other than for "cause" and (ii) the higher of (A) the most recent Bonus paid to the Employee prior to termination by the Employee for Good Reason or prior to when the Employee's employment is terminated by the Company other than for "cause" or (B) 50% of the Employee's Base Salary immediately prior to such termination.

               (g)  "Severance Benefits" means the benefits contemplated by
         Section 3.4 of this Agreement.

               (h) "Severance Benefits Term" means three years from the date Employee elects to terminate his employment for Good Reason, or the Employee's employment is terminated by the Company other than for "cause."

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

         4.4.2 At the election of the Employee for Good Reason or Qualified Good Reason the Employee may terminate his employment immediately upon written notice to the Company; provided, however, that Employee must make such election to terminate his employment for Good Reason or Qualified Good Reason within 90 days of the occurrence of such event that qualifies as Good Reason or Qualified Good Reason under Section 4.4.1(d) or (e), respectively, of this Agreement. If during the Agreement Term the Employee's employment is terminated by the Employee for Good Reason, the Employee shall be entitled to receive from the Company (i) Severance and the Acceleration Payment immediately upon termination, (ii) Severance Benefits for each year during the Severance Benefits Term and (iii) a cash payment in an amount equal to the amount of any excise tax imposed on Employee under Section 4999 of the Internal Revenue Code of 1986, as amended ("Section 4999"), increased by the additional federal and state income taxes on such amount, such that, after payment of this additional cash payment, the Employee's Severance, Acceleration Payment and Severance Benefits after federal and state income taxes are equal to the amount that the Employee would have received but for the imposition of the excise tax under Section 4999. If during the Agreement Term the Employee's employment is terminated by the Employee for Qualified Good Reason, the Employee shall be entitled to receive only an amount equal to his Base Salary through the remainder of the Agreement Term, payable on a bi-weekly basis, together with expenses incurred but not repaid to the Employee prior to such termination.

         4.4.3 Upon 90 days' prior written notice, the Employee may terminate his employment with the Company other than for Good Reason. If the Employee voluntarily terminates his employment with the Company other than for Good Reason, no further payment shall be due the Employee pursuant to Section 3 above (other than payments for accrued and unpaid Base Salary and expenses incurred but not repaid to the Employee, in each case prior to such termination).

         4.5 Effect of Termination on Certain Obligations. No termination of the employment of the Employee, whether voluntary or involuntary, shall terminate, affect or impair any of the obligations or rights of the parties set forth in Sections 4, 5, 6, 7 and 8 of this Agreement, all of which obligations and rights shall survive any termination of employment of the Employee hereunder.

         5. Covenant Not to Disclose Confidential Information. The Employee acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Employee hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere, or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Employee is acting in good faith and in the best interest of the Company. The Employee will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Employee will return to the Company all Confidential Information in the Employee's possession or under the Employee's control when the duties of the Employee no

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longer require the Employee's possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Employee's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged, including without limitation, any and all trade secrets, proprietary data and information relating to the Company's business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Employee should be treated as confidential information.

         6. Covenant Not to Compete. The Employee acknowledges that he, at the expense of the Company, has been and will be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such training and relations and to further protect trade secrets, directly or indirectly, of the Company, the Employee agrees that during the term of his employment by the Company and for a period of two (2) years from and after the voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the
Company:
               (a) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located in or doing business in the United States of America or Canada in any area within 300 miles of any facility of the Company during the term of the Employee's employment by the Company which is engaged, directly or indirectly, in (i) the solid waste processing business,
         (ii) the utilization of recyclable materials business or (iii) any other business the Company is engaged in or proposes to engage in on the date this Agreement is terminated (the businesses described in clauses (a)(i), (ii) and (iii) are collectively referred to as the "Competitive Businesses"); provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person;

               (b) solicit clients, customers (who are or were customers of the Company within the twelve (12) months prior to termination) or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

               (c) solicit, employ or in any manner influence or encourage any person who is or shall be in the employ or service of the Company to leave such employ or service.

Notwithstanding the foregoing, the terms of this covenant not to compete shall be enforceable against Employee only to the extent that during Employee's employment the Company continues

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

to pay Employee compensation equal to the salary level set forth in Section 3.1 of this Agreement and after termination of Employee's employment the Company continues to pay Employee (i) his Base Salary, in the case of termination pursuant to Section 4.4.3, and (ii) any and all termination payments and benefits as required under Section 4 of this Agreement. Furthermore, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         7. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurance by the Employee contained in Sections 5 or 6 hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Employee, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach.

         8. Potential Unenforceability of Any Provision. The Employee acknowledges and agrees that he has had an opportunity to seek advice of counsel in connection with this Agreement. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Employee, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and became a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

         9. Indemnification. To the fullest extent permitted or required by the laws of the State of Delaware, the Company shall indemnify and hold harmless (including the advance payment of expenses) the Employee, in accordance with the terms of such laws, if the Employee is made a party, or threatened to be made a party, to any threatened, pending, or contemplated suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Employee is or was an officer or director of the Company or any subsidiary or affiliate of the Company, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding. The Company's obligations under this paragraph will survive the termination of this Agreement for any reason whatsoever.

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

         10. Notice. Any notice or other communication hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto as follows:

               (a)    If to the Company:

                      Casella Waste Systems, Inc.
                      25 Greens Hill Lane
                      Rutland, VT 05702
                      Attention:  Chief Financial Officer and Chairman
                                  of the Board of Directors

               (b)    If to the Employee:

                      John W. Casella
                      67 Ives Avenue
                      Rutland, VT 05701

The addresses of either party hereto above may be changed by written notice to the other party.

         11. Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant in this Agreement.

         12. Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall be personal to and not assignable by the Employee. The obligations of the Company hereunder are personal to the Employee or where applicable to his spouse or estate, and shall be continued only so long as the Employee shall be personally discharging his duties hereunder. The Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly-owned subsidiary of the Company; provided, however, that the Company shall not be released from its obligations hereunder without the prior written consent of the Employee, which consent shall not be unreasonably withheld.

         13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW.

         14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

         15. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

         16. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior

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discussions and preliminary agreements. No subsequent modifications may be made to this Agreement except by signed writing of the parties.







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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


Witness: /s/ Priscilla Hughes                   /s/ John W. Casella
         --------------------                   ----------------------------
                                                John W. Casella



                                                CASELLA WASTE SYSTEMS, INC.


                                                By: /s/ James W. Bohlig
                                                    ------------------------
                                                    Name: James W. Bohlig
                                                    Title:





















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